SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

Medivation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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MEDIVATION, INC.

201 Spear Street, 3rd Floor

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 16, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Medivation, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 16, 2010 at 8:30 a.m. local time at the Company’s offices located at 201 Spear Street, 3rd Floor, San Francisco, California 94015 for the following purposes:

1.	To elect the Board’s nominees, Daniel D. Adams, Gregory H. Bailey, M.D., Kim D. Blickenstaff, David T. Hung, M.D. and W. Anthony Vernon, to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 28, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 16, 2010 at 8:30 a.m. local time at the Company’s offices located at 201 Spear Street, 3rd Floor, San Francisco, California 94015.

The proxy statement and annual report to stockholders

are available at http://materials.proxyvote.com/58501N

By Order of the Board of Directors

C. Patrick Machado

Corporate Secretary

San Francisco, California

April 30, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MEDIVATION, INC.

201 Spear Street, 3rd Floor

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

June 16, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Medivation, Inc. is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about May 6, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, June 16, 2010 at 8:30 a.m. local time at 201 Spear Street, 3rd Floor, San Francisco, California 94105. Directions to the Annual Meeting may be found at www.medivation.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 28, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 34,008,485 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 28, 2010 your shares were registered directly in your name with Medivation’s transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 28, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	the election of five directors; and

•	the ratification of the selection of PricewaterhouseCoopers LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For all nominees” to the Board of Directors or you may withhold your vote for all of the nominees or for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 15, 2010 to be counted.

•

To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 15, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Medivation. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 28, 2010.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For all nominees” for director and “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Medivation’s Corporate Secretary at 201 Spear Street, 3rd Floor, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 6, 2011, to our Corporate Secretary at 201 Spear Street, 3rd Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Pursuant to our bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2011 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 18, 2011 nor earlier than the close of business on February 16, 2011. However, if our 2011 Annual Meeting of Stockholders is not held between May 17, 2011 and July 16, 2011, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2011 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2011 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2011 Annual Meeting of Stockholders is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2011 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2011 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Medivation has not been provided with timely notice and (ii) any proposal made in accordance with Medivation’s bylaws, if the 2011 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and broker non-votes and, with respect to proposals other than the election of directors, “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (NYSE), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.

How many votes are needed to approve each proposal?

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For the election of directors, the five nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withhold” will affect the outcome. Broker non-votes will have no effect.

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To be approved, Proposal No. 2, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 must receive “For” votes from the holders of a majority of the shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 34,008,485 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the meeting may be adjourned either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business may be transacted at such meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and our 2009 Annual Report on Form 10-K are available at http://materials.proxyvote.com/58501N.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Medivation’s Board of Directors consists of five directors. There are five nominees for director this year, each of whom was recommended for re-election by the Nominating and Corporate Governance Committee of the Board. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of Medivation who was previously elected by the stockholders. It is our policy to encourage nominees for directors to attend our annual meetings. All of our directors attended the 2009 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, “For” the election of the five nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following includes a brief biography of each nominee for director, including their respective ages as of April 15, 2010. The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a group, possesses the appropriate talent, skills and expertise to oversee our business and operations. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting and retaining members who complement and strengthen the skills of the other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board to determine that the applicable nominee should serve as a member of the Board as of the date of this proxy statement.

NAME	AGE	PRINCIPAL OCCUPATION/ POSITION HELD WITH MEDIVATION
Daniel D. Adams	69	President and CEO of Protein Sciences Corporation
Gregory H. Bailey, M.D.	54	Managing Partner of Palantir Group, Inc.
Kim D. Blickenstaff	57	Chairman of the Board of Medivation, Inc., President and CEO of Tandem Diabetes Care
David T. Hung, M.D.	52	President and CEO of Medivation, Inc.
W. Anthony Vernon	54	Healthcare Industry Partner of Ripplewood Holdings Inc.

Daniel D. Adams. Mr. Adams has served as a member of our Board of Directors since 2005. Mr. Adams is a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Adams has been the Executive Chairman of Protein Sciences Corporation, a biopharmaceutical service company, since 2010 and has been Chairman of its board of directors since April 2009. Prior to that, he was President and Chief Executive Officer since July 1996. Mr. Adams also was a co-founder and the first Chief Executive Officer of Biogen, and the founder of Advanced Genetic Sciences, Inc., Plant Genetic Systems and Allerx, Inc. Mr. Adams holds a B.A. degree in Chemistry from Cornell University and a J.D. magna cum laude from New York University School of Law. Mr. Adams brings to the Board considerable industry, executive management and financial experience as a prior founder and Chief Executive Officer of multiple life sciences companies.

Gregory H. Bailey, M.D. Dr. Bailey has served as a member of our Board of Directors since 2005. Dr. Bailey is a member of our Compensation Committee and our Audit Committee. Since January 2007, Dr. Bailey has been the managing partner of Palantir Group, Inc., a biotech merchant bank. From April 2006 to December 2008, Dr. Bailey was on the board of directors of Opexa Therapeutics, Inc., a publicly held company. From May 2004 until January 2007, Dr. Bailey was managing director at MDB Capital Group LLC, an investment banking firm. Prior to that, Dr. Bailey was a life science analyst at Participating Capital, an investment banking firm, since 1995. Dr. Bailey holds a M.D. degree from the University of Western Ontario. Dr. Bailey brings to the Board his substantial experience in the capital markets, particularly relating to life sciences companies.

Kim D. Blickenstaff. Mr. Blickenstaff has served as a member of our Board of Directors since 2005 and as the Chairman of our Board of Directors since 2007. Mr. Blickenstaff is a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Blickenstaff has been President and Chief Executive Officer of Tandem Diabetes Care, a privately held company focusing on improved insulin infusion therapy, since September 2007. From 1988 until August 2007, Mr. Blickenstaff served as Chairman and Chief Executive Officer of Biosite Incorporated, a provider of medical diagnostic products. Mr. Blickenstaff has been a director of SenoRx, Inc., a public company that is focused on developing improved breast cancer biopsy and treatment devices since March 2002, and is a member of their compensation committee. From 1988 to 2007, Mr. Blickenstaff was on the board of directors of Biosite Incorporated, a publicly held company. Mr. Blickenstaff was formerly a certified public accountant and has more than ten years of experience overseeing the preparation of financial statements. Mr. Blickenstaff received a B.A. from Loyola University, Chicago and an M.B.A. from the Graduate School of Business, Loyola University, Chicago. We recruited Mr. Blickenstaff to the Board based on his substantial experience as a founder and Chief Executive Officer of life sciences companies, as well as his financial and accounting skills and experience.

David T. Hung, M.D. Dr. Hung has been our President and Chief Executive Officer, and a member of our Board of Directors, since December 2004. Previously, Dr. Hung served as the President and Chief Executive Officer, and member of the Board of Directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became our wholly owned subsidiary by merger. Dr. Hung continues to serve as the President and Chief Executive Officer, and member of the Board of Directors, of Medivation Neurology, Inc. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as Chief Scientific Officer (1998-1999) and as President and Chief Executive Officer (1999-2001). Dr. Hung served as a consultant to Cytyc Corporation from 2001 until 2002 to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Hung is a director and member of the compensation committee of Opexa Therapeutics, Inc., formerly PharmaFrontiers Corp., a publicly held cellular therapy company. Dr. Hung received an M.D. from the University of California, San Francisco, School of Medicine, and an A.B. in Biology from Harvard College. Dr. Hung is a co-founder of Medivation, has served as our President and Chief Executive Officer since inception, and is responsible for our overall corporate strategy and selection of our product development candidates. Dr. Hung also brings to the Board his experience as a practicing physician and molecular biologist.

W. Anthony Vernon. Mr. Vernon has served as a member of our Board of Directors since 2006. Mr. Vernon is a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. He has served at Kraft, Inc. as Executive Vice President and President, Kraft Foods of North America since 2009, where he leads Kraft’s $24 billion business in the United States and Canada. From 2006 to 2009, Mr. Vernon was the Healthcare Industry Partner at Ripplewood Holdings, Inc., a private equity firm. Mr. Vernon had previously led a number of Johnson & Johnson’s largest franchises during a 24-year career at Johnson & Johnson. From 2004 until 2005, Mr. Vernon was employed as Company Group Chairman of Depuy Inc., an orthopedics company which is a subsidiary of Johnson & Johnson. From 2001 until 2004, Mr. Vernon served as President and Chief Executive Officer of Centocor, Inc., a biomedicines company which is a division of Johnson & Johnson. He has also served as President of McNeil Consumer Products and Nutritionals, Worldwide President of The Johnson & Johnson-Merck Joint Venture and as a member of Johnson & Johnson’s

Group Operating Committees for Consumer Healthcare and Nutritionals, Biopharmaceuticals, and Medical Devices and Diagnostics. He is also a director of several consumer, biotech and medical device companies, including NovoCure Ltd. and Zeo, Inc., and was formerly a director of Uluru Inc. Mr. Vernon also serves as a director of the Philadelphia Youth Organization, a non-profit foundation. Mr. Vernon received a B.A. from Lawrence University and an M.B.A. from the Northwestern University Kellogg Graduate School of Management. We recruited Mr. Vernon to the Board based on his substantial executive management, commercialization, business development and financial experience at a large, multinational pharmaceutical company.

All directors will hold office until our next annual meeting of stockholders or until their successors have been duly elected and qualified. There are no family relationships between any of our directors or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” ALL OF THE NAMED NOMINEES.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market LLC, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with Medivation’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Medivation, its senior management and its independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Adams, Dr. Bailey, Mr. Blickenstaff and Mr. Vernon. In making this determination, the Board found that none of the these nominees for director had a material or other disqualifying relationship with us. Dr. Hung, our President and Chief Executive Officer, in not an independent director by virtue of his employment with us.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors has an independent Chairman, Mr. Blickenstaff, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, our Chairman has substantial ability to shape the work of the Board. We believe separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of Medivation. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of Medivation and its stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Our Board has four independent members within the meaning of the applicable NASDAQ listing standards and one non-independent member, Dr. Hung, our Chief Executive Officer. A number of our independent Board members have served as members of senior management of other public companies and are serving or have served as directors of other public companies. We have three Board committees comprised solely of independent directors within the meaning of the applicable NASDAQ listing standards. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by our (non-executive) Chairman, benefits Medivation and its stockholders and enhances our Board leadership structure.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board of Directors is responsible for the consideration and oversight of risks facing Medivation, and is responsible for ensuring that material risks are identified and managed appropriately. The Board does not have a standing risk management committee, but rather administers this function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Medivation. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to limit, monitor and control these exposures. Our Nominating and Corporate Governance Committee reviews the qualifications of all new and incumbent directors and recommends to the full Board whether the Board should elect or nominate them. Our Compensation Committee provides oversight of all compensation plans for Medivation, and ensures that there are appropriate incentives for meeting both short-term and long-term objectives and increasing stockholder value over time. While each committee is responsible for addressing risks inherent in their respective areas of oversight, the entire Board of Directors is informed through reports from the committee members about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met twelve times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2009, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. The Chairman of the Board generally presides over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2009 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Daniel D. Adams	X	*	X		X	*
Gregory H. Bailey, M.D.	X		X
Kim D. Blickenstaff	X		X		X
W. Anthony Vernon	X		X	*	X
Total meetings in fiscal 2009	4		1		0	**

*	Committee Chairperson.

**	The Nominating and Corporate Governance Committee acted once by written consent during fiscal 2009.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Medivation.

Audit Committee

The Audit Committee is responsible for reviewing the work of our internal accounting processes and our independent registered public accounting firm. To this end, the Audit Committee performs several functions, including meeting to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, which includes a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommending whether or not such financial statements should be included in the applicable filings. The Audit Committee has the sole authority for the appointment, compensation and oversight of our independent registered public accounting firm and approval of any significant non-audit relationship with the independent registered public accounting firm and is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statements. The Audit Committee is comprised of Directors Adams, Bailey, Blickenstaff and Vernon, and met four times during the 2009 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.medivation.com; however, information found on our website is not incorporated by reference into this proxy statement.

The Board of Directors reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards). The Board of Directors has also determined that each of Messrs. Adams, Blickenstaff and Vernon qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including his formal education and experiences as described in their biographies included herein.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management of Medivation. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Medivation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Respectfully submitted,

The Audit Committee of the Board of Directors

Daniel D. Adams, Chairman

Gregory H. Bailey, M.D.

Kim D. Blickenstaff

W. Anthony Vernon

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of Medivation under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The purpose of the Compensation Committee is to design (in consultation with management and the Board of Directors), recommend for approval and evaluate our compensation plans, policies and procedures, to review and approve the compensation of the executive officers and directors, and to produce an annual report on executive compensation for inclusion in our proxy materials. In carrying out these purposes, the Compensation Committee’s responsibilities include reviewing and, if necessary, revising our compensation philosophy; reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer, in light of these goals and objectives, and establishing the compensation of the Chief Executive Officer based on such evaluation; reviewing and approving compensation for other officers and directors; reviewing any stock option, employee pension and benefit plans; reviewing the grant of perquisite benefits; reviewing executive officer and director indemnification and insurance matters; and reviewing any employee loans. The Compensation Committee has the authority to approve the compensation provided to our executive officers. As described in “Executive Compensation— Compensation Discussion and Analysis” below, Medivation engaged Lapis Group, Inc., a compensation consulting firm, to, among other things, assist the Compensation Committee in the determination of the key elements of our compensation programs, including cash and equity awards for our executive officers for 2009 and 2010. Lapis Group met with our executive officers for purposes of gathering information on compensation proposals that management may make to the Compensation Committee, but developed its recommendations regarding specific compensation levels independently of our executive officers and provided its recommendations directly to the Compensation Committee. Reviews of our compensation programs are performed annually. Each year, the Compensation Committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee is comprised of Directors Blickenstaff, Adams, Bailey and Vernon, each of whom is independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met once during the 2009 fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.medivation.com; however, information found on our website is not incorporated by reference into this proxy statement.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2009, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement. For information regarding our processes and procedures for the consideration and determination of director compensation, please see “Executive Compensation—Director Compensation”.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Directors Blickenstaff, Adams, Bailey and Vernon. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (CD&A) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Medivation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Respectfully submitted,

The Compensation Committee of the Board of Directors

W. Anthony Vernon, Chairman

Gregory H. Bailey, M.D.

Kim D. Blickenstaff

Daniel D. Adams

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of Medivation under the Securities Act or the Exchange Act, other than Medivation’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. This committee is also responsible for making recommendations to the Board regarding corporate governance issues. The Nominating and Corporate Governance Committee is comprised of Directors Adams, Blickenstaff and Vernon. All members of the

Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee acted once by written consent during the 2009 fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.medivation.com; however, information found on our website is not incorporated by reference into this proxy statement.

The Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for the Board of Directors. The director qualifications that the Nominating and Corporate Governance Committee has developed to date focus on what the Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on the Board of Directors, including the candidate’s experience in corporate governance, such as an officer or former officer of a publicly held company, experience in our industry, experience as a board member of another publicly held company and academic expertise in an area of our operations. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business and operations.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee considers incumbent members of the Board and other well-qualified individuals as potential director nominees. The Nominating and Corporate Governance Committee may retain an executive search firm to identify Board of Directors candidates, and if so, will approve the search firm’s fees and other retention terms and specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating and Corporate Governance Committee will make its recommendation to the Board of Directors. The Board of Directors will select the candidate or candidates it believes are the most qualified to recommend to the stockholders as a director nominee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to our Corporate Secretary at the following address: 201 Spear Street, 3rd Floor, San Francisco, California 94105 at least 120 days prior to the anniversary date of the mailing of Medivation’s proxy statement for the last annual meeting of stockholders and must include the following information:

•	name and address of the nominating stockholder;

•	a representation that the nominating stockholder is a record holder;

•	a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified;

•	information regarding each nominee that would be required to be included in a proxy statement;

•	a description of any arrangements or understandings between the nominating stockholder and the nominee; and

•	the consent of each nominee to serve as a director, if elected.

Candidates recommended by a stockholder will be evaluated in the same manner as candidates identified any other person, including members of our Board. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may send correspondence to the Board of Directors or any individual member of the Board of Directors, c/o the Corporate Secretary at our principal executive offices at 201 Spear Street, 3rd Floor, San Francisco, California 94105. The Corporate Secretary will review all correspondence addressed to the Board of Directors, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Corporate Secretary will summarize all correspondence not forwarded to the Board of Directors and make the correspondence available to the Board of Directors for its review at the request of the Board of Directors. The Corporate Secretary will forward stockholder communications to the Board of Directors prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

CODE OF ETHICS

We have adopted a written code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons serving similar functions. The code of business conduct and ethics is available on our website at www.medivation.com. If we make any substantive amendments to our code of business conduct and ethics or grant to any of our directors or executive officers any waiver, including any implicit waiver, from a provision of our code of business conduct and ethics, we will disclose the nature of the waiver or amendment on our website or in a Current Report on Form 8-K.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since March 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if the Audit Committee determines that such a change would be in the best interests of Medivation and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this Proposal No. 2 will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to Medivation for the fiscal years ended December 31, 2008 and December 31, 2009, by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2009	2008
	(in thousands)
Audit Fees (1)	$562	$863
Audit-related Fees (2)	52	—
Tax Fees (3)	—	—
All Other Fees (4)	3	3

Total Fees	$617	$866

(1)	Audit Fees are fees billed for the audit of our financial statements, review of the financial statements included in our quarterly reports and for services in connection with the statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-Related Fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Audit-related fees billed in 2009 related to a comfort letter and associated work in connection with a registered public offering of our common stock.

(3)	Tax Fees are fees billed for tax compliance, advice and planning. No tax fees were billed in 2008 or 2009.

(4)	All Other Fees represent fees in 2008 and 2009 for access to an online database of accounting pronouncements and interpretations maintained by PricewaterhouseCoopers LLP.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

Before any independent registered public accounting firm is engaged by us or our subsidiaries to render audit or non-audit services, the Audit Committee will pre-approve the engagement. The Audit Committee’s pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also is not required if such services fall within available exceptions established by the SEC.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independent registered public accounting firm’s independence.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2010 (except as noted) by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this proxy statement as the “named executive officers”); (iii) all executive officers and directors of Medivation as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Except as indicated by footnote, and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Medivation, Inc., 201 Spear Street, 3rd Floor, San Francisco, California 94105.

	Beneficial Ownership (1)
	Number of Shares	Percent of Total
Named Executive Officers and Directors:
David T. Hung (2)	1,770,763	5.16%
C. Patrick Machado (3)	364,022	1.1
Rohan Palekar (4)	164,373	*
Lynn Seely, M.D. (5)	337,873	*
Daniel Adams (5)	109,643	*
Gregory Bailey (6)	390,394	1.1
Kim D. Blickenstaff (5)	90,023	*
W. Anthony Vernon (7)	117,295	*
All executive officers, directors and nominees as a group (8 persons) (2-7)	3,344,386	9.4

5% Stockholders:
Entities affiliated with QVT Financial LP (8)	3,751,251	11.0%
Entities affiliated with FMR LLC (9)	3,084,957	9.1
Entities affiliated with Ross Berman and Hal Mintz (10)	3,001,000	8.1
Pictet & Cie Europe SA (11)	2,373,300	7.0
Entities affiliated with Knoll Capital Management, LP (12)	2,111,166	6.0
BlackRock, Inc. (13)	1,953,761	5.7

*	Less than one percent.

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,995,118 shares outstanding on March 1, 2010, adjusted as required by rules promulgated by the SEC.

(2)	Consists of 1,349,641 shares of common stock held by Dr. Hung; 86,060 shares of common stock held in a family trust; 10,065 shares of common stock issuable upon exercise of a warrant held by Dr. Hung and exercisable within 60 days of March 1, 2010; and 324,997 shares of common stock issuable upon exercise of options held by Dr. Hung and exercisable within 60 days of March 1, 2010.

(3)	Includes 2,839 shares of common stock issuable upon exercise of a warrant exercisable within 60 days of March 1, 2010, and 253,122 shares of common stock issuable upon exercise of options exercisable within 60 days of March 1, 2010.

(4)	Includes 154,373 shares of common stock issuable upon exercise of options exercisable within 60 days of March 1, 2010.

(5)	Represents shares of common stock issuable upon exercise of options exercisable within 60 days of March 1, 2010.

(6)	Includes 79,073 shares of common stock issuable upon exercise of options exercisable within 60 days of March 1, 2010.

(7)	Includes 113,029 shares of common stock issuable upon exercise of options exercisable within 60 days of March 1, 2010.

(8)

Based on the information contained in a Schedule 13G/A filed with the SEC on February 12, 2010, QVT Financial LP (“QVT Financial”) is the investment manager for QVT Overseas Ltd., which beneficially owns 1,299,321 shares of common stock. QVT Financial is also the investment manager for Quintessence Fund L.P., QVT Overseas II L.P., QVT Associates II LP and QVT International II L.P. (each, a “Fund” and collectively, the “Funds”). The Funds beneficially own an aggregate amount of 2,451,930 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by QVT Overseas Ltd. and each of the Funds. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 3,751,251 shares of common stock, consisting of the shares owned by QVT Overseas Ltd. and the Funds. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of each of the Funds, may be deemed to beneficially own the same number of shares of common stock reported by the Funds, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 2,451,930 shares of common stock. Each of QVT Financial and QVT Financial GP LLC has no pecuniary interest in, and disclaims beneficial ownership of, the shares of common stock owned by QVT Overseas Ltd. and each of the Funds. QVT Associates GP LLC disclaims beneficial ownership of all shares of common stock owned by each of the Funds, except to the extent of its pecuniary interest therein. The address for QVT Financial LP, QVT Financial GP LLC, and QVT Associates GP is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The address for QVT Overseas Ltd. is Walkers SPV, Walkers House, Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2009, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2009 and March 1, 2010.

(9)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 16, 2010, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly- owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,084,957 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Contrafund, amounted to 2,386,162 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,084,957 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of FMR LLC and its related entities is 82 Devonshire Street, Boston, MA 02109. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2009, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2009 and March 1, 2010.

(10)	Based on the information contained in a Schedule 13G/A filed with the SEC on January 25, 2010, represents call options to purchase 2,671,800 shares of common stock held by BAM Opportunity Fund, L.P. (“Opportunity Fund”), call options to purchase 231,100 shares of common stock held by BAM Total Return Master Fund, Ltd. (“TR Master Fund”) and call options to purchase 98,100 shares of common stock held by Ergos Offshore I Ltd. (“Ergos”). BAM Capital, LLC (the “General Partner”) and BAM Management, LLC (“BAM Management”) have discretionary trading authority over the call options held by Opportunity Fund. BAM Offshore Management, LLC (“BAM Offshore Management”) has discretionary trading authority over the call options held by TR Master Fund. BAM Management has discretionary trading authority over the call options held by Ergos. The Opportunity Fund is a private investment partnership, the sole general partner of which is the General Partner. As sole general partner, General Partner has the power to vote and dispose of the common stock beneficially owned by Opportunity Fund and may be deemed the beneficial owner of such common stock. As the investment manager of Opportunity Fund, BAM Management has the power to vote and dispose of the common stock beneficially owned by Opportunity Fund and may be deemed the beneficial owner of such common stock. TR Master Fund is a private investment fund, the investment manager of which is BAM Offshore Management. As the investment manager of TR Master Fund, BAM Offshore Management has the power to vote and dispose of the common stock beneficially owned by TR Master Fund and may be deemed the beneficial owner of such common stock. Ergos is a private investment fund. BAM Management has trading authority with respect to certain positions held by Ergos and may be deemed the beneficial owner of the common stock beneficially owned by Ergos. The managing members of the General Partner, BAM Management and BAM Offshore Management are Ross Berman and Hal Mintz, who share investment management duties. The Opportunity Fund, the TR Master Fund, the General Partner, BAM Management, BAM Offshore Management, Mr. Mintz and Mr. Berman disclaim beneficial ownership of the shares of common stock, except to the extent of their respective pecuniary interest therein. The address of Opportunity Fund, TR Master Fund, the General partner, BAM Management, BAM Management Offshore, Ergos and Messrs. Mintz and Berman is 44 Wall Street, Suite 1603, New York, New York 10005. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2009, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2009 and March 1, 2010.

(11)	Based on the information contained in a Schedule 13G filed with the SEC on March 12, 2010, the address for Pictet & Cie Europe SA is 1 Boulevard Royal, Luxembourg, L-2016 N4. The Schedule 13G filed by the reporting person provides information as of March 3, 2010.

(12)

Based on the information contained in a Schedule 13G/A filed with the SEC on February 1, 2010, consists of 1,000,066 shares of common stock, call options to purchase 1,050,600 shares of common stock owned by Europa International, Inc. and call options to purchase 60,500 shares common stock owned by Knoll Special Opportunities Fund II Master Fund Ltd. Knoll Capital Management, LP is the investment manager of Europa International, Inc. and a manager of KOM Capital Management, the investment manager of Knoll Special Opportunities Fund II Master Fund Ltd. Fred Knoll is the president of Knoll Capital Management, LP. Fred Knoll, Knoll Capital Management, LP and Europa International, Inc. share voting and investment power over the shares of common stock owned by Europa International, Inc. The address for Knoll Capital Management, LP, Fred Knoll, Europa International, Inc., Knoll Special Opportunities Fund II Master Fund Ltd. and KOM Capital Management, LLC is 1114 Avenue of the Americas, 45th Floor, New York, New York 10036. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2009, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2009 and March 1, 2010.

(13)

Based on the information contained in a Schedule 13G/A filed with the SEC on January 29, 2010, the address for BlackRock, Inc. is 40 East 52 nd Street, New York, New York, 10022. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock reported by BlackRock, Inc. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2009, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2009 and March 1, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Medivation. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Medivation’s compensation plans in effect as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,603,960	$16.71	1,267,704
Equity compensation plans not approved by security holders	—	—	—
Total	5,603,960	$16.71	1,267,704

EXECUTIVE OFFICERS

The names, ages and certain other information concerning our executive officers as of April 15, 2010 is set forth below (unless provided elsewhere in this proxy statement):

NAME	AGE	POSITIONS HELD WITH MEDIVATION
David T. Hung, M.D.	52	President, Chief Executive Officer, Director
C. Patrick Machado	46	Chief Business Officer and Chief Financial Officer
Lynn Seely, M.D.	51	Senior Vice President, Chief Medical Officer
Rohan Palekar	44	Chief Commercial Officer

David T. Hung, M.D. Biographical information regarding Dr. Hung is set forth under “Proposal No. 1— Election of Directors.”

C. Patrick Machado. Mr. Machado has been our Chief Business Officer since December 2009 and our Chief Financial Officer since December 2004. Previously, Mr. Machado served as the Senior Vice President and Chief Financial Officer, and a member of the Board of Directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became our wholly owned subsidiary by merger. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately held medical device company, as Vice President, Chief Financial Officer and General Counsel (1998-2000) and as Senior Vice President and Chief Financial Officer (2000-2001). From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University.

Lynn Seely, M.D. Dr. Seely joined us as our Chief Medical Officer in March 2005. She was promoted to Senior Vice President and Chief Medical Officer in January 2009. From September 2002 to March 2005, Dr. Seely served as Vice President of Clinical Development at Anesiva, Inc., formerly Corgentech Inc., a biomedical company. From 1996 through 2000, Dr. Seely served as an Associate Director of Clinical Development at Chiron Corporation, a biotechnology company. Dr. Seely served as Vice President of Clinical Development at ProDuct Health, Inc., a privately held medical device company, from 2000 to 2001. Dr. Seely subsequently served as Vice President of Clinical Development for Cytyc Health Corporation, a medical device company and subsidiary of Cytyc Corporation, a medical device company, from 2001 to 2002, where she assisted with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Seely received an M.D. from the University of Oklahoma College of Medicine and completed her residency in internal medicine at Yale-New Haven Hospital.

Rohan Palekar. Mr. Palekar joined us as our Chief Commercial Officer in January 2008, following a 16-year commercial career at the Johnson & Johnson family of companies in positions of increasing seniority. From 2005 to December 2007, Mr. Palekar served as Vice President, Sales and Marketing—Dermatology for Centocor, Inc., where he led the sales and marketing group for Remicade®, a multi-billion dollar anti-TNF antibody. From 2001 to 2005, Mr. Palekar was Worldwide Vice President, Global Biologics Strategic Marketing for Centocor, where he managed a portfolio of more than ten molecules targeting a broad range of indications. Mr. Palekar also served as a member of the Johnson & Johnson Pharmaceuticals Group Marketing Excellence Steering Committee. Mr. Palekar earned a Bachelor of Commerce and a Bachelor of General Laws from the University of Bombay and a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation program is designed to help us attract, as needed, talented individuals to manage and operate our business, to reward those individuals fairly over time, and to retain those individuals who continue to meet our high expectations. The goals of our executive compensation program are to align our executive officers’ compensation with our business objectives and the interests of our stockholders, to incentivize and reward our executive officers for our success, and to reflect the teamwork philosophy of our executive management team. Specifically, Medivation has created an executive compensation program that combines short and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in the San Francisco Bay Area, and in the pharmaceutical and biotechnology industry, where there is significant competition for talented employees, and to be fair relative to other professionals within our organization. We believe that we must provide competitive compensation packages to attract and retain executive officers and to help our executive management function as a stable team over the longer term.

As discussed in further detail below, our executive compensation program consists of the following three principal components:

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Base Salary. The base salary rate for our executive officers is set each year, effective January 1 of the following year. Base salary determinations for our executive officers generally consist of increases from the base salaries from the prior year. The increases are based primarily on a review of competitive total compensation data (base salary, target bonus and level of equity awards), as well as, if applicable, reasonable cost of living increases.

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Bonus. We maintain an annual bonus plan under which bonuses may be paid to our executive officers at the end of each year, at the discretion of our Compensation Committee, based primarily on our performance in meeting our corporate objectives for the prior year.

•	Stock Option Grants. Our executive officers receive stock option grants as long-term incentives to ensure that a portion of their total compensation is linked to our long-term success.

We set our compensation largely by benchmarking to the compensation paid by peer companies. For our executive officers, the group of peer companies are publicly-traded life sciences companies that are similar to Medivation in terms of market capitalization, geographic location and competition for talent. The peer company group used in the determination of our executive officer compensation is reviewed annually by our Compensation Committee, with guidance from compensation consultants, and revised as necessary to ensure that the group continues to properly reflect the market in which we compete for talented executives. For employees other than executive officers, peer group data is obtained from publicly available databases, primarily those provided by the Radford surveys.

Our Compensation Committee has determined that it is appropriate to set compensation for our employees, including our executive officers, at levels that approximate the 75th percentile of the applicable peer group. The Compensation Committee determined that targeting our compensation at the 75th percentile is appropriate for the following reasons: (1) the nature of our business requires a highly-skilled employee group with educational backgrounds and experience that are in short supply; (2) we are competing for this limited pool of highly skilled employees with many other pharmaceutical and biotechnology companies, many of which are much larger and more established than we are; and (3) given our business model of identifying early stage technologies and developing them quickly and cost-effectively through generation of human proof of concept data, we expect our employees to perform at very high levels and in a very lean and efficient manner.

We target each employee’s compensation in the aggregate (base salary, target bonus and level of equity awards) to the 75th percentile of the applicable peer group. We do not attempt to benchmark any of the individual elements of compensation to peer group levels, but rather benchmark based on total compensation. Historically, given our early stage of development and limited cash resources, the cash component of our compensation packages (base salary and bonus) has typically been below the 75th percentile of our peer group, while the equity component has typically been above the 75th percentile. As we have grown and become more financially secure, we have shifted value away from the equity portion and towards the cash portion of our compensation, particularly with respect to our non-executive employees, while continuing to target the 75th percentile in the aggregate.

Process for Setting Executive Officer Compensation

The Compensation Committee reviews and oversees our compensation policies, plans and programs and reviews and determines the compensation to be paid to our executive officers and other senior management. In making its executive compensation determinations, the Compensation Committee considers recommendations from our Chief Executive Officer. While our Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in determining his own compensation. In making his recommendations, our Chief Executive Officer receives input from our human resources department and has access to various third party compensation surveys and compensation data. This information is also available to our Compensation Committee. Our Chief Business Officer and Chief Financial Officer also participates in Compensation Committee meetings, but neither he nor any other executive officer participates in the portions of any meetings during which decisions are made regarding executive officer compensation. As described below, for the purposes of determining 2008 equity awards and setting 2009 base salaries and bonus opportunity (which were set in the fourth quarter of 2008), our Compensation Committee received competitive compensation data from Lapis Group, Inc., a compensation consulting firm engaged by Medivation. Lapis Group also provided competitive compensation data and input to the Compensation Committee for purposes of determining 2009 equity awards and setting 2010 base salaries and bonus opportunity (which were set in the fourth quarter of 2009). Lapis Group met with our executive officers for purposes of gathering information on compensation proposals that management intended to recommend to the Compensation Committee, but developed its recommendations regarding specific compensation levels independently of our executive officers and provided its recommendations directly to the Compensation Committee. The Chief Executive Officer was not present during Lapis Group’s presentation to the Compensation Committee regarding his compensation, and none of the other executive officers were present during Lapis Group’s presentation to the Compensation Committee regarding the compensation of any executive officer.

Our Compensation Committee generally holds a minimum of one scheduled meeting during the year. Discussions regarding executive officer compensation typically occur during the fourth quarter of the calendar year. Generally, in the fourth quarter of each year, the Compensation Committee reviews, modifies and approves recommendations made by management, based in part on input from a compensation consultant engaged by Medivation, for the following year’s adjustments to base salaries, if any, adjustments to the annual incentive bonus program, if any, and adjustments to our equity award guidelines, if any. In addition, at this meeting, the Compensation Committee determines the size of the total bonus pool under our annual incentive bonus program, which is based primarily on our Compensation Committee’s determination of our success in achieving our corporate objectives for the year, reviews executive officer performance and contributions to the achievement of our corporate objectives, and approves any adjustments to the following year’s base salaries, bonus payments under the annual incentive bonus program, and annual equity awards for each named executive officer.

Our Compensation Committee operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of our Compensation Committee. The charter is periodically reviewed and revised by our Compensation Committee and our Board of Directors and is available on our website.

Peer Group Companies

For executive officer compensation decisions made in the fourth quarter of 2008 (changes in base salaries for 2009, bonus opportunity for 2009, and equity awards for 2008), the Compensation Committee reviewed potential peer group companies based on the criteria noted above and Medivation’s then-current circumstances, and determined that the following peer group of companies would be used for benchmarking purposes:

Acorda Therapeutics	InterMune
Cell Genesys	Mannkind
Cypress Bioscience	Sangamo BioSciences
Dendreon	Seattle Genetics
Exelexis	Theravance
Halozyme Therapeutics	Xoma
Incyte

For executive officer compensation decisions made in the fourth quarter of 2009 (changes in base salaries for 2010, bonus opportunity for 2010, and equity awards for 2009), the Compensation Committee reviewed peer group companies based on the criteria noted above and Medivation’s then-current circumstances, and determined that the following peer group of companies would be used for benchmarking purposes:

Abraxis BioScience	Chattem	Medicis Pharmaceutical
Acorda Therapeutics	Cubist Pharmaceuticals	Meridian Bioscience
Alkermes	Geron	Nektar Therapeutics
Allos Therapeutics	Haloqyme Therapeutics	Onyx Pharmaceuticals
Alnylam Pharmaceuticals	InterMune	PAREXEL International
AMAG Pharmaceuticals	ISIS Pharmaceuticals	Facet
Auxilium Pharmaceuticals	Luminex	Savient Pharmaceuticals
BioMarin Pharmaceutical	MannKind	Seattle Genetics
Cell Therapeutics	Martek Biosciences	Theravance

Data on the compensation practice of the above peer groups of companies was gathered by Lapis Group through searches of publicly available information, including SEC filings. Peer group data was gathered with respect to base salary, bonus targets and equity awards.

Executive Compensation Program

Medivation’s executive compensation program currently consists of three principal components: base salary, annual bonuses (if approved by our Compensation Committee) and long-term incentive compensation in the form of stock options. Medivation also offers to its executive officers certain cash severance and change in control benefits, which were negotiated with our executive officers in 2009. Finally, Medivation offers to its executive officers participation (with all other eligible employees) in our 401(k) plan and other benefits generally available to all employees. Each component of compensation is evaluated based on the factors discussed below.

Base Salary

Base salary is the primary fixed compensation element in our executive pay program which is intended to attract and retain executive officers capable of fulfilling our strategic business objectives. Our Compensation Committee believes that base salaries should reflect the job responsibilities, experience and skill level of the executive, and pay level (as determined by reference to total compensation) comparable to similar positions at companies in our peer group, as well as internal equity with respect to the rest of the executive team.

Annual Incentive Bonus Program

Our annual incentive bonus program is an “at-risk,” contingent compensation arrangement designed to reward our executive officers (as well as all our employees) for the achievement of key operational goals that we believe will provide the foundation for creating longer-term stockholder value. Each year, our Compensation Committee approves target bonus levels, expressed as a percentage of base salary, for each of our employees, including our executive officers. Target bonus levels for our executive officers are determined with reference to the peer group companies, and those for our other employees are determined with reference to publicly available databases, in each case with the objective of targeting total compensation at the 75th percentile of the applicable peer group. Bonus payments are not guaranteed, but are payable only at the discretion of our Compensation Committee.

Our Compensation Committee also approves annually, generally in the fourth quarter of each year, corporate performance objectives for the ensuing year. Corporate objectives approved by our Compensation Committee have generally focused on the achievement of specified pre-clinical, clinical and regulatory milestone events, business development and financing efforts, and satisfactory audit results. The historical practice of our Compensation Committee has been to set aggressive corporate objectives, beyond those that could reasonably be expected to be obtained given the high level of risk inherent in the drug development industry.

Our Compensation Committee determines annually, generally in the fourth quarter of each year, whether to pay bonuses for that year. If it determines that payment of bonuses is appropriate, the Compensation Committee also determines, in its discretion, the specific bonuses payable to our executive officers, and the bonus pool available for payment to our other employees. In setting the bonus payment and bonus pool levels, the primary criterion is the extent to which the pre-defined corporate objectives for that year have been achieved. The actual bonus payable in any given year, if any, may be more or less than the target, depending primarily on the achievement of our corporate objectives. In setting bonus payments for executive officers, the Compensation Committee may also consider as a secondary factor its general, subjective assessment of the executive officer’s performance during the year and the executive officer’s contributions to the achievement of our corporate objectives for the year. In this regard, although our non-executive employees are assigned pre-defined individual performance objectives, our executive officers are not, reflecting the Compensation Committee’s determination that each of our executive officers is responsible for achieving all of our corporate objectives for the year. Non-executive employees, on the other hand, generally have relatively less ability to impact achievement of our corporate objectives. In considering bonuses for executive officers other than the Chief Executive Officer, the Compensation Committee may also consider the input of the Chief Executive Officer on the performance of the applicable executive officer.

The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

We have not historically paid any significant signing or promotion bonuses to our executive officers, other than a $110,000 signing bonus paid to Mr. Palekar in January 2008. We also have not guaranteed bonuses to our executive officers.

Equity Compensation

Equity compensation represents the largest at-risk component of our executive officer compensation program. We believe this is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of stock options.

Our Compensation Committee approves (or recommends to the Board for approval) all equity grants to our named executive officers. We grant options at exercise prices equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant, which is either the 15th or the last day of the month. We do not coordinate grants of options to executive officers so that they are made before an announcement of favorable information, or after an announcement of unfavorable information. We have not repriced options. Likewise, if our stock price declines after the grant date, we have not replaced options. Our practice has been to grant stock options for all employees on the earlier of the 15th day of the month or the last day of the month following a Board meeting after their first day of employment, or the effective date of a promotion that carries an option grant with it, and to approve annual stock award grants for the year at the last Compensation Committee and full Board of Directors meeting of the year (typically in the fourth quarter). Our Compensation Committee and our Board of Directors selected the date of the last Compensation Committee and Board of Directors meeting of each year as the date to approve the year’s annual equity grants because it coincides with our Compensation Committee’s and Board of Directors’ review of performance during the year and the approval of other named executive officer compensation decisions (e.g., base salary increases and bonus payments). Further, our Compensation Committee and our Board of Directors believe that the timing of these meetings provide adequate time for our Compensation Committee and Board of Directors to ask questions of the Chief Executive Officer regarding his recommendations for the other executive officers and to carefully deliberate the Chief Executive Officer’s compensation arrangements.

Our standard practice is to grant options to executive officers (as well as other employees) that vest ratably over a four-year period (the first 1/4th vest one year from the grant date and 1/48th each month thereafter until fully vested). We believe this vesting schedule is appropriate and encourages retention of our executive officers as individuals must remain employed for one year before they can potentially realize any value and remain with us a total of four years to realize the maximum value of any individual grant. This vesting schedule is typical of our peer companies.

Severance and Change of Control Benefits

In early 2009, we entered into change of control or severance benefits agreements with our executive officers providing for certain cash severance and change of control benefits, the terms of which are described in more detail under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that these severance and change of control benefits agreements are an important element of our executive compensation and retention program. With respect to change of control benefits, we provide cash severance compensation if an executive officer is terminated in connection with a change of control transaction to further promote the ability of our executive officers to act in the best interests of our stockholders, despite the possibility of their termination as a result of the transaction. In the case of our Chief Commercial Officer, Mr. Palekar, we provide cash severance benefits in the event that he is terminated separate from a change of control. This provision resulted from negotiations with Mr. Palekar leading to his joining Medivation in January 2008. Under our Amended and Restated 2004 Equity Incentive Award Plan, or the 2004 Plan, in the event of a change of control, the vesting of all equity awards accelerates and all such awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on such equity awards lapse, immediately prior to the change of control. The acceleration of equity vesting on a change in control is a common practice, designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the transaction constituting the change of control. This “single-trigger” vesting acceleration approach recognizes that a change of control often causes significant disruption or change in employment relationships and thus treats all Medivation employees the same regardless of their employment status after the transaction. The Compensation Committee believes that, given the risks associated with the biopharmaceutical industry and the increasing frequency of acquisitions in the industry, severance and change of control protection is necessary to attract and retain qualified executives.

Benefits and Perquisites

We offer health care coverage and life insurance to our employees, including our executive officers. Depending upon the level of health care coverage that each employee elects, they may receive cash payments on a monthly basis equal to the difference between the maximum family coverage and the coverage that they elect to have. For 2009, Drs. Hung and Seely and Mr. Machado each elected to have no coverage under our health care coverage and instead each received cash payments from Medivation in an aggregate amount of $14,433. For 2009, based on the level of coverage Mr. Palekar elected, Mr. Palekar received cash payments from Medivation in an aggregate amount of $1,620.

We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all employees are eligible to contribute up to the maximum amount allowed by applicable Internal Revenue Service restrictions. Beginning in fiscal year 2009, we provided a discretionary company match for all employee contributions, including those of our executive officers, of $0.75 per dollar contributed on the first 6% of wages or bonuses contributed by the employee in any calendar year. Medivation does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan. For 2009, we provided discretionary company matches of $11,025 for each of Messrs. Machado and Palekar, and $6,640 for Dr. Seely. Dr. Hung did not contribute to our 401(k) Plan in 2009.

Medivation also offers a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational assistance, employee assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow Medivation to remain competitive for employee talent, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty to Medivation. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving financial retirement goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

From time to time, we may offer certain perquisites and benefits to our executive officers not offered to the general employee population, such as the relocation, temporary housing and related tax reimbursement and gross-up benefits that we provided to our Chief Commercial Officer, Mr. Palekar, as described under “2009 Compensation for the Named Executive Officers—Compensation Arrangements for Rohan Palekar” below. The Compensation Committee believes that the provision of these benefits to Mr. Palekar was necessary and reasonable for securing the employment of a highly-qualified executive officer of Mr. Palekar’s caliber.

Tax and Accounting Considerations

We believe it is in our best interest, to the extent practical, to have executive officer compensation be fully deductible under Section 162(m). Section 162(m) of the Internal Revenue Code, or the Code, generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million deduction limit. We have taken steps so that awards may be granted under our equity compensation program in a manner that complies with the Section 162(m) requirements. Our Compensation Committee nevertheless retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

In accordance with generally accepted accounting principles, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the awards, and is recognized as an expense ratably over the requisite employee service period. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

2009 Compensation for the Named Executive Officers

Base Salaries

The Compensation Committee determined 2009 base salaries for the named executive officers in the fourth quarter of 2008. In setting these base salaries, the Compensation Committee relied primarily on data from the peer group companies listed above and input from Lapis Group. The specific salaries set for each executive officer were chosen primarily to target that officer’s total compensation to the 75th percentile of the peer group of companies approved by the Compensation Committee for that performance cycle. This benchmarking process produced a 23% increase in the base salary of the Chief Executive Officer, and 15% increases in the base salaries of the other named executive officers, except that the increase for Mr. Palekar was pro-rated downwards to 11% to reflect the fact that he was not employed by Medivation for all of 2008. The following table shows base salaries for 2008 and 2009 for the named executive officers, and the percentage increase in base salaries from 2008 to 2009:

Name	2008 Base Salary Rate ($)	2009 Base Salary Rate ($)	Percentage Increase from Prior Year (%)
David Hung	464,200	570,000	23
Patrick Machado	316,500	365,000	15
Lynn Seely	316,500	365,000	15
Rohan Palekar (1)	316,500	350,000	11

(1)	In 2008 and 2009, Mr. Palekar received an additional annual cost of living allowance of $40,573 and $28,462, respectively, which cost of living allowance arrangement is described below under “—Compensation Arrangements for Rohan Palekar”.

Bonus Awards

The Compensation Committee made 2009 bonus award decisions in the fourth quarter of 2009. Target bonus levels for 2009, which were determined by the Compensation Committee in the fourth quarter of 2008 and expressed as a percentage of base salary, were 65% for the Chief Executive Officer and 50% for each of the other named executive officers, which target bonus percentages were determined based on the benchmarking process described above.

In making bonus award decisions for any given year, the Compensation Committee considers primarily the extent to which the pre-defined corporate performance objectives for that year have been achieved. In making this assessment, the Compensation Committee considers the extent to which the corporate objectives were achieved, and the relative importance of the objectives that were achieved as compared to any objectives that were not achieved. Because the corporate objectives are generally stretch goals and vary in terms of relative importance to Medivation, the Compensation Committee’s determination of the percentage of the target bonus that should be paid in any given year is not formulaic and is not based on a specific weighting given to the various corporate objectives. Accordingly, the percentage of the target bonus paid in any given year may be either greater or less than the percentage of the total corporate objectives for that year that were actually achieved, particularly since the Compensation Committee may also consider as a secondary factor its general, subjective assessment of the executive officer’s performance during the year and the executive officer’s contributions to the achievement of the corporate objectives for the year.

For 2009, the Compensation Committee set six corporate objectives, all of which were achieved. The 2009 corporate objectives that were material to the Compensation Committee’s decision regarding 2009 bonus levels were the following:

•	Complete enrollment in a Phase 3 clinical trial of our investigational drug dimebon in Alzheimer’s disease (the CONNECTION trial).

•	Begin five additional Phase 3 clinical trials:

¡	three Phase 3 clinical trials of our investigational drug dimebon in Alzheimer’s disease (the CONCERT, CONTACT and CONSTELLATION trials);

¡	one Phase 3 clinical trial of our investigational drug dimebon in Huntington disease (the HORIZON trial); and

¡	one Phase 3 clinical trial of our investigational drug MDV3100 in late-stage prostate cancer (the AFFIRM trial).

•	Sign a corporate partnership for our investigational drug MDV3100.

The Compensation Committee considered the achievement of the above corporate objectives to be extraordinary. In particular, the Compensation Committee considered it to be highly unusual for a company of fewer than 100 employees to be able to complete enrollment in one Phase 3 clinical trial, and begin five other Phase 3 clinical trials, in a single year. Furthermore, the Compensation Committee considered the outcome of the MDV3100 partnering process to be outstanding, both with regard to the selection of Astellas Pharma, Inc. as a highly attractive global corporate partner with substantial experience and expertise in the urology field, and a keen strategic interest in developing a world class oncology franchise, as well as with regard to the financial and structural terms of the collaboration agreement we entered into with Astellas, which included a non-refundable up-front payment of $110 million. The Compensation Committee also determined that we met our three other corporate objectives, which were to receive clean audit and internal control opinions, to submit two papers on dimebon for scientific publication, and to achieve a certain pre-clinical objective. Based on these achievements, the Compensation Committee approved 2009 bonuses generally at 150% of the targeted levels.

In determining the specific bonus award amounts for our named executive officers, the Compensation Committee awarded bonuses based primarily on the Compensation Committee’s determination with respect to the achievement of our corporate objectives in 2009. Accordingly, the named executive officers received bonus awards ranging from 132% to 164% of their respective bonus target levels, with awards adjusted up or down from 150% of each executive’s respective bonus target level based on the Compensation Committee’s subjective assessment, which included input from our Chief Executive Officer (other than with respect to his bonus), of the individual named executive officer’s performance during 2009 and the named executive officer’s contributions to the achievement of our corporate objectives for 2009. The Compensation Committee’s subjective assessment was not quantified or formulaic, and simply reflected the Compensation Committee’s general view of individual performance and contribution levels. The annual bonus awards for 2009 for our named executive officers were as follows:

Name	Dollar Value of Bonus Award ($)	Bonus Award as a Percentage of Target (%)
David Hung	592,800	160
Patrick Machado	240,000	132
Lynn Seely	300,000	164
Rohan Palekar	262,500	150

Stock Option Awards

In December 2009, we granted stock options to our named executive officers under our 2004 Plan. In determining the number of stock options granted to the executive officers, the Compensation Committee reviewed and discussed a comparison of our equity compensation against companies in our peer group, as well as our philosophy with regard to long term incentives. The Compensation Committee determined that our total equity compensation was significantly above the 75th percentile of our revised peer group for 2009. Nevertheless, the Compensation Committee determined that this was appropriate to conserve cash for 2009 and to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of stock options.

In determining the number of shares subject to the stock options granted to our named executive officers in 2009, the Compensation Committee relied first on peer group compensation data to target stock option awards at a level that would result in total compensation (base salary, bonus and level of equity awards) for our named executive officers at or around the 75 th percentile of our peer group. As described above, equity compensation has historically represented the largest component of our executive compensation program, in part to conserve our cash, and our stock option awards in 2009 reflected this philosophy. In this regard, given our achievements during 2009, together with our desire to conserve cash, the Compensation Committee determined to award stock options at a level above the targeted peer group data level, reflecting, as with bonus awards, the Compensation Committee’s subjective assessment of the individual named executive officer’s performance during 2009 and the named executive officer’s contributions to our extraordinary achievements during 2009. As a result, our total equity compensation was significantly above the 75th percentile of our revised peer group for 2009. The number of shares subject to options granted to our named executive officers in 2009 as described above are set forth below, which includes information regarding the portion of the stock option awards generally allocable to the Compensation Committee’s benchmarking process and the portion generally allocable to the Compensation Committee’s desire to reward our named executive officers for our extraordinary achievements during 2009:

Name	Total Number of Shares Subject to 2009 Stock Options (#)
David Hung (1)	187,500
Patrick Machado (2)	66,000
Lynn Seely (3)	94,000
Rohan Palekar (4)	75,000

(1)	Of the total number of shares subject to Dr. Hung’s stock option grant for 2009, 105,263 shares were generally allocable to the Compensation Committee’s benchmarking process and 82,237 shares were generally allocable to the Compensation Committee’s desire to award Dr. Hung for our achievements during 2009.

(2)	Of the total number of shares subject to Mr. Machado’s stock option grant for 2009, 52,632 shares were generally allocable to the Compensation Committee’s benchmarking process and 13,368 shares were generally allocable to the Compensation Committee’s desire to award Mr. Machado for our achievements during 2009.

(3)	Of the total number of shares subject to Dr. Seely’s stock option grant for 2009, 52,632 shares were generally allocable to the Compensation Committee’s benchmarking process and 41,368 shares were generally allocable to the Compensation Committee’s desire to award Dr. Seely for our achievements during 2009.

(4)	Of the total number of shares subject to Mr. Palekar’s stock option grant for 2009, 52,632 shares were generally allocable to the Compensation Committee’s benchmarking process and 22,368 shares were generally allocable to the Compensation Committee’s desire to award Mr. Palekar for our achievements during 2009.

Each of the options granted to our named executive officers in 2009 vests as to 1/4th of the shares subject to the option on the first anniversary of the grant, and the remaining 3/4th of the shares vest monthly over three years thereafter. The exercise price of the options is equal to the fair market value of our common stock as determined in accordance with the 2004 Plan on the date of grant. The Compensation Committee believes that the above option grants, taken together with the named executive officers’ prior equity positions, are consistent with providing each named executive officer with an ongoing equity position in our company that is competitive with similarly situated executive officers at companies included in our peer group and that fosters an ownership culture focused on our long-term performance.

Compensation Arrangements for Rohan Palekar

In January 2008, the Board approved the hiring of Rohan Palekar as our Chief Commercial Officer effective January 14, 2008. Mr. Palekar’s compensation package, which was negotiated as part of his employment offer, was based on comparative market data for chief commercial officers and the compensation history of Mr. Palekar. The package was intended to be consistent with our overall compensation philosophy, in particular, maintaining a larger component of overall compensation for Medivation’s highest level executive officers “at risk.” In addition, the Compensation Committee determined that Mr. Palekar’s compensation should be consistent with the other named executive officers (other than our Chief Executive Officer). As part of his initial compensation arrangements, the Compensation Committee approved, among other things, a signing bonus of $110,000, a restricted stock award of 30,000 shares of our common stock and an initial stock option to purchase 300,000 shares of our common stock exercisable at an exercise price of $15.71 per share, which was equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant. The continued vesting of the restricted stock grant and option are subject to Mr. Palekar’s continuous employment with Medivation. The restricted shares vest over three years, with one-third of the shares vesting on the first anniversary of the grant date and the remaining two-thirds vesting in 24 equal monthly installments thereafter. The initial stock option vests in accordance with our standard employee vesting schedule and described under “—Stock Option Awards” above. In addition, we agreed for the first three years of employment to supplement Mr. Palekar’s base salary with an additional annual cost of living allowance of $42,000 for the first twelve months of employment, $28,000 for the second twelve months of employment and $14,000 for the third twelve months of employment. We also paid out of pocket costs totaling $126,594 in 2008 for Mr. Palekar to relocate to the San Francisco Bay Area, including: (1) the real estate commission and closing costs on the sale of his prior home, (2) closing costs on the purchase of his home in the San Francisco Bay Area, (3) moving, transportation, travel and storage costs, and (4) a 90 day temporary housing allowance. We also agreed to provide tax reimbursement and gross-up payments to Mr. Palekar related to these relocation payments, and paid Mr. Palekar $38,962 in tax reimbursement and gross-up payments. Mr. Palekar also has a severance agreement with us that is more expansive than our other named executive officers, as described under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Severance Benefits Agreement with Rohan Palekar” below.

2010 Compensation for the Named Executive Officers

Base Salary and Annual Incentive Bonus Program

In the fourth quarter of 2009, our Compensation Committee reviewed and updated the peer group of companies to be used for our compensation benchmarking purposes, pursuant to the methodology described above and based on our then-current market capitalization. The Compensation Committee, with input from Lapis Group, evaluated the 2009 base salaries and target bonus opportunities of our named executive officers and found them to be at or below the median of our peer group. Based on its philosophy of targeting total compensation of our named executive officers to the 75th percentile of our peer group, as well as the philosophy of gradually shifting value from the equity to the cash component of our total compensation package as our company grows and matures, the Compensation Committee deemed it appropriate to increase base salaries and, accordingly, target bonus opportunities in dollar terms, of our named executive officers for 2010. However, because the Compensation Committee continues to believe that a larger component of overall compensation for our highest level executive officers should be “at risk” while maintaining the overall objective of targeting total compensation at the 75th percentile, the Compensation Committee kept 2010 base salaries and target bonus opportunity for our named executive officers somewhat below the 75th percentile. Accordingly, the Compensation Committee increased 2010 base salaries for our named executive officers to the levels described below, and left the target bonus opportunities for our named executive officers at the same percentage of base salary as applied in 2009. 2010 bonuses, if any, will be determined by our Compensation Committee in the fourth quarter of 2010.

Our 2010 annual performance bonus payments, if any, will be based primarily on the achievement of the corporate performance goals approved by the Compensation Committee in December 2009. As was the case with our 2009 corporate objectives, our 2010 corporate objectives relate to pre-defined key operational metrics including clinical development and regulatory goals related to dimebon and MDV3100 among others, as well as preclinical, scientific publication, and audit-related goals. As in 2009, the Compensation Committee did not establish weightings for any goal.

2010 Executive Equity Compensation

The Compensation Committee reviews our equity compensation program, including a comparison against companies in our revised peer group and our philosophy with regard to granting stock options in the fourth quarter of the year. Accordingly, the Compensation Committee has not determined option awards for 2010.

2010 Executive Compensation Summary

In December 2009, the Compensation Committee and our Board of Directors approved 2010 base salaries and 2010 annual incentive target bonus percentages for the named executive officers. Salary increases were made effective as of January 1, 2010. These decisions were based on the executive compensation philosophy principles discussed earlier in this discussion, including the peer company data and the advice of Lapis Group, our compensation consultant. The following table summarizes our approved 2010 salaries and bonus targets:

Name	2010 Base Salary ($)	Increase from 2009 Base Salary (%)	2010 Bonus Target (%)
David Hung	655,500	15	65
Patrick Machado	413,000	13	50
Lynn Seely	425,000	16	50
Rohan Palekar (1)	402,500	15	50

(1)	In 2010, Mr. Palekar will receive an additional annual cost of living allowance of $14,489.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2009, 2008 and 2007, compensation awarded to or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and our two other executive officers at December 31, 2009. We refer to these executive officers as the “named executive officers” in this proxy statement.

SUMMARY COMPENSATION TABLE FOR FISCAL 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
David T. Hung, M.D.	2009	570,000	—	—	4,802,438	592,800	15,951	5,981,189
President, Chief Executive	2008	464,200	100,100	—	2,042,400	313,335	13,443	2,933,478
Officer, Director (1)	2007	401,250	—	—	2,778,160	198,000	11,724	3,389,134

C. Patrick Machado	2009	365,000	—	—	1,690,458	240,000	26,448	2,321,906
Chief Business Officer	2008	316,500	100,100	—	1,021,200	189,900	13,443	1,641,143
and Chief Financial Officer	2007	288,750	—	—	1,894,200	120,000	228	2,303,178

Lynn Seely, M.D.	2009	365,000	—	—	2,407,622	300,000	22,591	3,095,213
Chief Medical Officer	2008	316,500	100,100	—	1,021,200	189,900	13,443	1,641,143
	2007	288,750	—	—	1,894,200	120,000	11,724	2,314,674

Rohan Palekar	2009	350,000	—	—	1,920,975	262,500	41,767	2,575,242
Chief Commercial Officer	2008	305,747	110,000	471,300	3,920,700	181,988	206,129	5,195,864

(1)	Dr. Hung is not compensated for his role as a director. The amount shown reflects compensation earned as an employee only.

(2)	A discretionary bonus in the amount of $100,100 was paid to each of Drs. Hung and Seely and Mr. Machado in 2008 due to their contributions to the execution of our collaboration agreement with Pfizer. A signing bonus in the amount of $110,000 was paid to Mr. Palekar in 2008.

(3)	Represents the aggregate grant date fair value of stock option awards and restricted stock awards, as applicable, granted during the applicable fiscal year and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). We measure the grant date fair value of restricted stock awards using the closing price of our common stock on the grant date. Assumptions used in the calculation of the grant date fair value of stock option awards are set forth Note 9(f) “Stock-Based Compensation” in our Annual Report Form 10-K for the year ended December 31, 2009.

(4)	Represents amounts awarded to the named executive officers pursuant to our annual incentive bonus plans. For more information on our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Incentive Bonus Program” and “—2009 Compensation for the Named Executive Officers—Bonus Awards.”

(5)	Amounts consisted of cash payments made to the named executive officers in lieu of health care coverage paid by Medivation ($14,433 in the case of Drs. Hung, Seely and Mr. Machado, and $1,620 in the case of Mr. Palekar for the year ended December 31, 2009), group term life insurance premiums paid by Medivation (in 2009 only), and employer matching contributions to our 401(k) Plan ($11,025 in the case of Mr. Palekar and Mr. Machado, $6,640 in the case of Dr. Seely, and $0 in the case of Dr. Hung for the year ended December 31, 2009). With respect to Mr. Palekar, the amounts indicated also included the following items of compensation:

Year	Cost of Living Allowance ($)	Relocation Expense Reimbursements ($)	Tax Reimbursement and Gross-Up Payments ($)
2009	28,462	—	—
2008	40,573	126,594	38,962

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2009, certain information regarding grants of plan-based awards to the named executive officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

Name			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date	Approval Date	Target ($)(1)
Dr. Hung
2009 Bonus Plan	—	—	370,500	—	—	—
2004 Equity Incentive Award Plan	12/15/09	12/01/09	—	187,500	34.56	4,802,438

Mr. Machado
2009 Bonus Plan	—	—	182,500	—	—	—
2004 Equity Incentive Award Plan	12/15/09	12/01/09	—	66,000	34.56	1,690,458

Dr. Seely
2009 Bonus Plan	—	—	182,500	—	—	—
2004 Equity Incentive Award Plan	12/15/09	12/01/09	—	94,000	34.56	2,407,622

Mr. Palekar
2009 Bonus Plan	—	—	175,000	—	—	—
2004 Equity Incentive Award Plan	12/15/09	12/01/09	—	75,000	34.56	1,920,975

(1)	The dollar amounts in this column represent the target amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2009 pursuant to our annual incentive bonus plan. The actual cash bonus award earned for the year ended December 31, 2009 for each named executive officer is set forth in the Summary Compensation Table above. Accordingly, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2009. Target amounts represent 65% of 2009 base salary for Dr. Hung, and 50% of 2009 base salary for each of the other named executive officers. For a description of Medivation’s annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program— Annual Incentive Bonus Program” and “—2009 Compensation for the Named Executive Officers—Bonus Awards.”

(2)	Represents the grant date fair value of each stock option award granted during the year ended December 31, 2009 calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth Note 9(f) “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION PLANS AND ARRANGEMENTS

Base Salaries

Base salary is the primary fixed compensation element in our executive compensation program. For more information regarding the base salaries we offer to our named executive officers, including with respect to determinations of the base salaries of our named executive officers for 2009, please see “Compensation Discussion and Analysis—Executive Compensation Program—Base Salary” and “—2009 Compensation for the Named Executive Officers—Base Salaries.”

Annual Bonus Plans

We maintain an annual incentive bonus program designed to reward our executive officers (as well as all our employees) for the achievement of our corporate objectives for the prior year. For more information on our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Incentive Bonus Program” and “—2009 Compensation for the Named Executive Officers—Bonus Awards.”

Stock Option Awards

We currently grant option awards to executive officers under our Amended and Restated 2004 Equity Incentive Award Plan, or the 2004 Plan. Our standard practice is to grant options to executive officers (as well as other employees) under the 2004 Plan that vest ratably over a four-year period (the first 1/4th vest one year from the grant date and 1/48th each month thereafter until fully vested). Each of the stock option awards reflected in the table above titled “Grants of Plan-Based Awards in Fiscal 2009” vest according our standard vesting schedule (subject to accelerated vesting as described below), have a ten year term, and were granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Certain additional permissible terms of the stock options that we grant under the 2004 Plan are as follows:

•

Term; Exercisability. As noted above, the term of stock options granted under the 2004 Plan is generally ten years (unless otherwise provided by the Board or the Compensation Committee). As a general matter, the vested portion of options granted to our named executive officers (and other employees) will expire 90 days after the named executive officer’s termination of service. Although the post-termination exercise period generally ends 90 days after the named executive officer’s termination of service, in termination situations involving the death or disability of the named executive officer, the post-termination exercise period is generally extended to one year following the named executive officer’s termination of service.

•

Stock Option Consideration. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option granted under the 2004 Plan may include: cash, interest-bearing promissory note, shares of stock held for longer than six months, or other property acceptable to the Board or the Compensation Committee.

•

Stock Option Transfers. Awards may generally not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and no right or interest of a participant in any award may be pledged, encumbered, or hypothecated to or in favor of any party other than us or any of our subsidiaries, and no award may be subject to any lien, obligation, or liability of a participant to any other than us or any our subsidiaries. The Board or the Compensation Committee may allow awards other than incentive stock options to be transferable to certain permitted transferees (i.e., immediate family members for estate planning purposes). Incentive stock options are not transferable. If the Board or the Compensation Committee makes an award transferable, the award will contain such additional terms and conditions as the Board or the Compensation Committee deems appropriate. Awards may in no event be transferred if the participant receives consideration in connection with the transfer.

•

Early Exercisability. The Board or the Compensation Committee may provide that an optionee may, at any time before the optionee’s status as an employee, member of the Board or consultant to Medivation terminates, exercise the option granted to such optionee in whole or in part prior to the full vesting of the option. However, shares of stock acquired upon exercise of an option which has not fully vested may be subject to any forfeiture, transfer or other restrictions as the Board or the Compensation Committee may determine in its sole discretion.

•

Change of Control. In the event of a change of control, as defined in the 2004 Plan, the vesting of all equity awards accelerates and all such awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on such equity awards lapse (including the forfeiture restrictions with respect to Mr. Palekar’s restricted stock award referenced below), immediately prior to such change of control.

Cash Severance Benefits

In January 2009, we entered into severance benefits agreements with our executive officers providing for certain cash severance and change of control benefits, the terms of which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Additional Benefits

For a description of additional benefits we offer to our named executive officers, including health and welfare benefits and participation in our 401(k) Plan, please see “Compensation Discussion and Analysis—Executive Compensation Program—Benefits and Perquisites”. In addition, as described under “Compensation Discussion and Analysis—2009 Compensation for the Named Executive Officers—Compensation Arrangements for Rohan Palekar” we agreed to provide Mr. Palekar with certain cost of living allowance payments and relocation benefits, and granted Mr. Palekar a restricted stock award under the 2004 Plan in connection with his joining our company in January 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows for the fiscal year ended December 31, 2009, certain information regarding outstanding equity awards at fiscal year end for the named executive officers:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Dr. Hung	118,749		31,251	(1)	11.76	10/31/2016	—		—
	119,166		100,834	(2)	21.17	10/01/2017
	43,749		106,251	(3)	18.77	10/31/2018
	—		187,500	(4)	34.56	12/15/2019

Mr. Machado	118,749	(5)	31,251	(1)(5)	11.76	10/31/2016	—		—
	81,249	(5)	68,751	(2)(5)	21.17	10/01/2017
	21,874	(5)	53,126	(3)(5)	18.77	10/31/2018
	—		66,000	(4)	34.56	12/15/2019

Dr. Seely	216,000		—		3.60	03/14/2015	—		—
	81,249		68,751	(2)	21.17	10/01/2017
	21,874		53,126	(3)	18.77	10/31/2018
	—		94,000	(4)	34.56	12/15/2019

Mr. Palekar	113,749		156,251	(3)	15.71	01/15/2018	10,834	(6)	407,900	(7)
	21,874		53,126	(3)	18.77	10/31/2018
	—		75,000	(4)	34.56	12/15/2019

(1)	The shares subject to the option vest according to the following schedule: one quarter of the shares subject to the option vested on October 31, 2007, and the remaining shares subject to the option have vested and continue to vest in equal monthly installments on the first day of each full month thereafter, so that all of the shares subject to the option will become fully vested on October 1, 2010.

(2)	The shares subject to the option vest according to the following schedule: one quarter of the shares subject to the option vested on October 1, 2008, and the remaining shares subject to the option have vested and continue to vest in equal monthly installments on the first day of each full month thereafter, so that all of the shares subject to the option will become fully vested on October 1, 2011.

(3)	The shares subject to the option vest according to the following schedule: one quarter of the shares subject to the option vested on October 31, 2009, and the remaining shares subject to the option have vested and continue to vest in equal monthly installments on the first month thereafter, so that all of the shares subject to such option will become fully vested on October 31, 2012.

(4)	The shares subject to the option vest according to the following schedule: one quarter of the shares subject to the option vest on December 15, 2010, and the remaining shares subject to the option vest in equal monthly installments on the first month thereafter, so that all of the shares subject to such option will become fully vested on December 15, 2013.

(5)	Beneficial ownership of a portion of the shares underlying the option was transferred during fiscal 2009 to Mr. Machado’s former spouse pursuant to a domestic relations order.

(6)	The shares of stock subject to the award vest according to the following schedule: one-third of the shares of restricted stock subject to the award vested on January 14, 2009, and the remaining shares have vested and continue to vest in equal monthly installments on the fourteenth day of each month thereafter, so that all of the shares will become fully vested on January 14, 2011.

(7)	Represents the market value of 10,834 unvested shares subject to Mr. Palekar’s restricted stock award based on the closing price of our common stock on December 31, 2009, which was $37.65 per share.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2009, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dr. Hung	—	—	—	—
Mr. Machado (3)	—	—	—	—
Dr. Seely	72,000	1,515,412	—	—
Mr. Palekar	30,000	344,811	19,166	373,240

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the closing price of our common stock on each vesting date or if the vesting date fell on a non-trading day, the closing price on the trading day preceding the vesting date, multiplied by the number of shares that vested on such date.

(3)	Beneficial ownership of 110,337 shares underlying options granted to Mr. Machado was transferred during fiscal 2009 to Mr. Machado’s former spouse pursuant to a domestic relations order. Mr. Machado did not realize a specific dollar value upon this transfer, as the transfer was part of an overall settlement agreement in which he and his former spouse mutually agreed on an allocation of their marital property and released claims with respect to other marital property.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into severance benefits agreements with each of our named executive officers, and our 2004 Plan provides each named executive officer with certain change of control vesting acceleration and post-termination exercise period benefits. The following is a summary of the terms of the severance benefits agreements and the accelerated vesting and post-termination exercise period provisions of our 2004 Plan.

Change of Control Severance Benefits Agreement with David Hung, M.D. The change of control severance benefits agreement we entered into with Dr. Hung, or the CEO Agreement, provides Dr. Hung with certain severance and change in control benefits. If we terminate Dr. Hung without “cause” or if Dr. Hung resigns with “good reason” on or within 12 months following a “change of control,” then Dr. Hung will be entitled to a lump sum payment equal to 24 months of his base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 24 months, both of which are subject to certain conditions, including Dr. Hung’s execution of a binding release of claims, his confirmation in writing that he will be continue to be bound by Medivation’s confidential information and inventions assignment agreement, and his prompt resignation from the Board if so requested by a majority of the Board. The term of the CEO Agreement currently expires on December 31, 2010, with automatic annual extensions thereafter unless notice of nonrenewal is provided by Medivation before December 31 of the preceding year.

Severance Benefits Agreement with Rohan Palekar. The severance benefits agreement we entered into with Mr. Palekar, or the CCO Agreement, provides Mr. Palekar with certain severance benefits. If we terminate Mr. Palekar without “cause” or if Mr. Palekar resigns with “good reason” (and without regard for the occurrence or nonoccurrence of a change of control), then Mr. Palekar will be entitled to a lump sum payment equal to 18 months of his base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 18 months, both of which are subject to certain conditions, including Mr. Palekar’s execution of a binding release of claims and his confirmation in writing that he will be continue to be bound by Medivation’s confidential information and inventions assignment agreement. The term of the CCO Agreement currently expires on December 31, 2010, with automatic annual extensions thereafter unless notice of nonrenewal is provided by Medivation before December 31 of the preceding year.

Change of Control Severance Benefits Agreement with Lynn Seely, M.D. and C. Patrick Machado. The change of control severance benefits agreements we entered into with Dr. Seely and Mr. Machado, or the Officer Agreements, provide these named executive officers with certain severance and change in control benefits. If we terminate Dr. Seely or Mr. Machado without “cause” or if Dr. Seely or Mr. Machado resigns with “good reason” on or within 12 months following a “change of control,” then Dr. Seely or Mr. Machado, as applicable, will be entitled to a lump sum payment equal to 18 months of his or her base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 18 months, subject in each case to certain conditions, including the named executive officer’s execution of a binding release of claims and his or her confirmation in writing that he or she will be continue to be bound by Medivation’s confidential information and inventions assignment agreement. The term of each Officer Agreement currently expires on December 31, 2010, with automatic annual extensions thereafter unless notice of nonrenewal is provided by Medivation before December 31 of the preceding year.

For purposes of each of the above severance benefits agreements, “cause” generally includes a material failure by the named executive officer to perform his or her duties or the named executive officer’s material breach of any agreement with Medivation, in each case after an applicable cure period, or the named executive officer’s personal dishonesty, breach of fiduciary duty or engagement in willful misconduct. “Good reason” generally includes Medivation materially reducing the named executive officer’s base salary or benefits, Medivation materially diminishing the named executive officer’s authority, duties or responsibilities, or Medivation requiring the named executive officer to be based more than 25 miles from Medivation’s current executive officers, in each case without the consent of the named executive officer, or a material breach by Medivation of the applicable severance benefits agreement. The definition of “change of control” for purposes of each of the above severance benefits agreements is the same definition as used in our 2004 Plan.

Under each of the above severance benefits agreements, in the event that any severance benefits paid pursuant to the applicable agreement or otherwise (including under our 2004 Plan) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the applicable named executive officer’s benefits would be reduced to the extent necessary so that no portion of any payments would be subject to such excise tax. In addition, the timing of the severance payments provided for under each of the above severance benefits agreements may be deferred for up to six months if these payments would constitute “deferred compensation” under Section 409A of the Internal Revenue Code (in which case, the deferred payments would be made in a lump sum following the end of the deferral period, with the balance being paid thereafter on the original payment schedules described above).

2004 Plan Benefits. In the event of a change of control, as defined in the 2004 Plan, the vesting of all equity awards accelerates and all such awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on such equity awards lapse, immediately prior to such change of control. Under the 2004 Plan, a “change of control” generally includes the acquisition by any person or group of 50% or more of our voting securities (subject to certain exceptions), certain incumbent directors ceasing to constitute a majority of our Board, our merger, consolidation, reorganization, sale of assets or other extraordinary corporate transaction unless our outstanding voting securities continue to represent at least a majority of the combined voting power of the surviving corporation, or our liquidation or dissolution. The 2004 Plan, and the forms of option agreements thereunder, also provide for an extended post-termination exercise period in the event of a termination due to death or disability. As a general matter, the vested portion of options granted to our named executive officers will expire 90 days after the named executive officer’s termination of service. Although the post-termination exercise period generally ends 90 days after the named executive officer’s termination of service, in termination situations involving the death or disability of the named executive officer, the post-termination exercise period is generally extended to one year following the named executive officer’s termination of service.

Calculation of Termination and Change of Control Benefits. The table below identifies the potential payments that each of our named executive officers would have received in the event of change of control (with respect to acceleration of stock vesting) or a termination without cause or by the named executive officer for good reason (in general with respect to Mr. Palekar and in connection with a change of control with respect to Drs. Hung and Seely and Mr. Machado). The figures below assume that the change of control or termination each occurred on December 31, 2009. All of the potential payments and benefits listed in the table below are payments or benefits that would have been made pursuant to the terms of the severance benefits agreements described above, and with respect to stock option and restricted stock vesting acceleration, pursuant to the terms of the 2004 Plan. For purposes of the below table, we have assumed that none of the potential payments and benefits would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and therefore reduced in accordance with the terms of the severance benefits agreements.

Name	Acceleration of Option Vesting ($)(1)	Acceleration of Restricted Stock Vesting($)(2)	Lump Sum Cash Severance Payment($)(3)	Continuation of Benefits($)(4)	Total ($)
David Hung	5,056,227	—	1,140,000	28,865	6,225,092
Patrick Machado	3,149,064	—	547,500	21,649	3,718,213
Lynn Seely	9,781,295	—	547,500	21,649	10,350,444
Rohan Palekar	4,662,916	407,900	525,000	21,649	5,617,465

(1)	The amounts listed in this column represent the difference between the exercise price of unvested options and the closing price of our common stock on December 31, 2009, which was $37.65.

(2)	The amount listed in this column represents the number of unvested shares subject to the restricted stock award multiplied by the closing price of our common stock on December 31, 2009, which was $37.65.

(3)	The amounts listed in this column do not include the payment of accrued salary and vacation that would be due upon termination of employment.

(4)	Represents the present value of the continuation of our current employee benefits, including medical, dental, and vision insurance for the full term set forth under the severance benefits agreements described above, assuming in each case that the named executive officer elects to receive such benefits. Under these agreements, payments of premiums for continued health insurance coverage under COBRA would continue for the full term set forth under the applicable severance benefits agreement unless the named executive officer earlier secures health benefits through a subsequent employer or, with respect to Mr. Machado and Drs. Hung and Seely, the date the named executive officer and his or her dependents are no longer eligible for COBRA benefits.

DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation and options to purchase shares of our common stock for their services as members of the Board. The following table shows, for the fiscal year ended December 31, 2009, certain information with respect to the compensation of all of our non-employee directors. Dr. Hung, our Chief Executive Officer, receives no additional compensation for his services as director.

DIRECTOR COMPENSATION FOR FISCAL 2009

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	All Other Compensation ($)(4)	Total ($)
Daniel D. Adams	59,500	219,795	3,768	283,063
Gregory H. Bailey, M.D.	47,000	219,795	6,013	272,808
Kim D. Blickenstaff	55,000	219,795	—	274,795
W. Anthony Vernon	50,000	219,795	4,662	274,457

(1)	Amounts in this column represent the aggregate grant date fair value of stock option awards granted during the year ended December 31, 2009 calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth Note 9(f) “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Each non-employee director was granted an option award to purchase 15,000 shares of common stock at an exercise price of $22.41 on June 30, 2009. For each director, the grant date fair value of such stock option award was $219,795.

(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2009 was as follows: 141,520 shares for Mr. Adams; 110,950 shares for Dr. Bailey; 141,900 shares for Mr. Blickenstaff; and 146,900 shares for Mr. Vernon.

(4)	We reimburse our non-employee directors for reasonable travel expenses incurred in connection with attending Board and Board committee meetings.

Cash Compensation Arrangements

For the year ended December 31, 2009, each of our non-employee directors received each of the applicable retainers and fees set forth below for serving as a member of the Board of Directors, Chairman of the Board of Directors or as a committee chair and/or attending Board of Director and committee meetings:

Retainer/Fee Category	Amount($)
Annual Retainer, all members	30,000
Additional Annual Retainer for Chairman	10,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	7,500
Compensation Committee	5,000
Nominating and Corporate Governance Committee	5,000
Fee per Board Meeting:
Attended in Person	2,000
Attended Telephonically	1,000
Fee per Committee Meeting:
Attended in Person	1,000
Attended Telephonically	500

In addition, all of our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board and Board committee meeting.

Equity Compensation Arrangements

Upon initial election to the Board of Directors, each non-employee director receives an initial grant of an option to purchase 60,000 shares of our common stock under the 2004 Plan. Such options are subject to a four-year vesting schedule as follows: one-quarter of the shares subject to the option vest on the first anniversary of the date of grant, and the remainder of the shares subject to the option vest on a monthly basis thereafter over the ensuing three years. In addition to the initial stock option grants, each non-employee director receives an annual grant of an option to purchase 15,000 shares of our common stock at the next available date of grant pursuant to our Stock Option Grant Date Policy, which is the earlier of the 15th day of the month or the last day of the month following the date of the annual meeting of stockholders for the applicable year. These annual option grants are subject to a four-year vesting schedule as follows: one-quarter of the shares subject to the option vest on the first anniversary of the date of grant, and the remainder of the shares subject to the option vest on a monthly basis thereafter over the ensuing three years. All stock options are granted to our directors with an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Other terms of the stock options granted under the 2004 Plan, including provisions providing for the accelerated vesting, are described above under “Compensation Plans and Arrangements—Stock Option Awards”.

Processes and Procedures for Determining Director Compensation

The Compensation Committee and the Board periodically consider and determine director compensation with the input of our Chief Executive Officer and outside compensation consultants as they deem appropriate. For example, in June 2007, we engaged J. Thelander Associates, a compensation consulting firm, to conduct a review of our compensation policies for directors as well as to perform a study of director compensation policies at companies comparable to Medivation. As a result of that review and study, the Board adjusted our director compensation program to that as set forth above to better reflect the compensation received by members of the boards of directors of companies comparable to Medivation.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Review of Related-Person Transactions

We have not yet adopted a written related-person transactions policy. However, our Audit Committee is responsible for reviewing and providing oversight of all related-person transactions on an ongoing basis under the charter of the Audit Committee (as well as under applicable NASDAQ listing standards), and the charter of the Audit Committee requires that all such transactions must be approved by the Audit Committee. For these purposes, “related-person transactions” are generally those transactions required to be disclosed by us in proxy statements and annual reports that we file with the SEC in which certain categories of enumerated persons (including our executive officers and directors and their immediately family members, as well as our significant stockholders) have a direct or indirect material interest. In approving or rejecting a proposed related-person transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including but not limited to the risks, costs and benefits to Medivation, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. In the future, the Audit Committee may determine to adopt a formal policy regarding related-person transactions in which event, we will promptly post the policy on our website.

Certain Related-Person Transactions

On July 9, 2009, a member of our Board of Directors, Dr. Bailey, net exercised a portion of an outstanding warrant and acquired 100,313 shares of our common stock upon such exercise. The portion of the warrant exercised was for 107,508 shares of our common stock and had an exercise price of $1.55 per share. The number of shares acquired upon the exercise of this portion of the warrant was reduced by 7,195 shares to effect the net exercise of the warrant in accordance with its terms. Based on the closing price of our common stock as reported on the NASDAQ Global Market for the date of exercise, Dr. Bailey’s net exercise resulted in net value realized of $2,323,248. On December 10, 2009, Dr. Bailey exercised the remaining 107,000 shares of our common stock subject to this warrant at an exercise price of $1.55 per share, with a net value realized (the difference between the exercise price and the fair market value of such shares, based on the closing sales price as reported on the NASDAQ Global Market for the date of exercise) of $3,548,120. At the time of the original issuance of the warrant, we were a private company and did not have a separate procedure for review and approval of related-person transactions by our Audit Committee, and the subsequent exercise by Dr. Bailey of his contractual right did not require Audit Committee review and approval.

Our certificate of incorporation provides for the indemnification of our officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Our bylaws further provide that our directors and officers shall be indemnified, under the circumstances and to the extent provided therein, for all expenses incurred by a director or officer in any suit or proceeding to which a director or officer is made a party by reason of the fact that he or she is or was a director or officer of Medivation, and shall otherwise be amended to the fullest extent permitted under Delaware law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Medivation stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker. To contact us, direct your written request to Corporate Secretary, Medivation, Inc., at 201 Spear Street, 3rd Floor, San Francisco, California 94105 or contact our Corporate Secretary at (415) 543-3470. Stockholders who currently receive multiple copies of our proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

C. Patrick Machado
Secretary

April 30, 2010

A copy of Medivation’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Corporate Secretary, Medivation, Inc., 201 Spear Street, 3rd Floor, San Francisco, California 94105.

ANNUAL MEETING OF STOCKHOLDERS OF

MEDIVATION, INC.

June 16, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2010:

The proxy statement and annual report to stockholders

are available at https://materials.proxyvote.com/58501N

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20530000000000000000 7	061610

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. To elect the nominees for director named below to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.			2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Daniel D. Adams O Gregory H. Bailey, M.D. O Kim D. Blickenstaff O David T. Hung, M.D. O W. Anthony Vernon		This proxy card, when properly executed, will be voted in the manner directed by the undersigned stockholder(s), with discretionary authority as to any and all other matters that may properly come before the meeting. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” for Proposal 1 and “FOR” Proposal 2. If any other matters are properly brought before the meeting, the persons named on this proxy will vote those matters in accordance with their best judgment.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		THANK YOU FOR VOTING

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

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PROXY FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

MEDIVATION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEDIVATION, INC.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2010 Annual Meeting of Stockholders to be held June 16, 2010 and the proxy statement, and appoints C. Patrick Machado and David T. Hung, M.D., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Medivation, Inc. held by the undersigned on April 28, 2010 that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held on June 16, 2010 at 8:30 a.m. Pacific time, and at any adjournment(s) or postponement(s) thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

This proxy card, when properly executed, will be voted in the manner directed by the undersigned stockholder(s), with discretionary authority as to any and all other matters that may properly come before the meeting. If no direction is made, this proxy card will be voted “FOR ALL NOMINEES” for Proposal 1 and “FOR” Proposal 2. If any other matters are properly brought before the meeting, the persons named on this proxy will vote those matters in accordance with their best judgement.

(Continued and to be voted on the reverse side)
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